QuickLinks -- Click here to rapidly navigate through this document

[Hogan & Hartson L.L.P. Letterhead]

Exhibit 5.1

July 8, 2002

Regal Cinemas Corporation
7132 Regal Lane
Knoxville, TN 37918

Ladies and Gentlemen:

        We are acting as special counsel to Regal Cinemas Corporation, a Delaware corporation (the "Company"), and each of the Guarantors (as defined below), in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $350,000,000 in aggregate principal amount of the Company's Series B 9 3/8% Senior Subordinated Notes due 2012 (the "Exchange Notes") in exchange for up to $350,000,000 in aggregate principal amount of the Company's outstanding Series A 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes"), and the related joint and several, irrevocable and unconditional guarantees of the Exchange Notes on an unsecured, senior subordinated basis (the "Guarantees") by the Company's subsidiaries listed on Schedule I hereto (the "Guarantors"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  An executed copy of the Indenture dated January 29, 2002 (the "Original Indenture"), by and among the Company, the Guarantors party thereto, and U.S. Bank National Association, as Trustee (the "Trustee"), including the form of Exchange Note to be issued pursuant thereto, filed as Exhibit 4.1 to the Registration Statement.

  3.
  An executed copy of the First Supplemental Indenture dated April 17, 2002 by and among the Company, the Guarantors party thereto, and the Trustee, filed as Exhibit 4.2 to the Registration Statement (the "First Supplemental Indenture").

  4.
  An executed copy of the Second Supplemental Indenture dated April 17, 2002 by and among the Company, Edwards Theatres, Inc., Florence Theatre Corporation, Morgan Edwards Theatre Corporation, United Cinema Corporation, and the Trustee, filed as Exhibit 4.3 to the Registration Statement (the "Second Supplemental Indenture" and together with the First Supplemental Indenture the "Supplemental Indentures"). (The Original Indenture as amended by the Supplemental Indentures is referred to herein as the "Indenture.")

  5.
  The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee, dated April 25, 2002.

  6.
  The Amended and Restated Certificate of Incorporation of the Company with amendments thereto, as certified by the Secretary of State of the State of Delaware on June 17, 2002 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  7.
  The Amended and Restated bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  8.
  Resolutions of the Board of Directors of the Company adopted by unanimous written consent dated April 1, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  9.
  Resolutions of the Board of Directors of the Company adopted by unanimous written consent dated January 17, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  10.
  The Articles of Incorporation of each of the Guarantors which is an Alabama, Oregon, Alaska, or California corporation, the Certificate of Incorporation of each of the Guarantors which is a Delaware corporation, the Charter of the one Guarantor which is a Tennessee corporation, in each case as certified by the Secretary of State of the applicable jurisdiction as of a recent date, and in each case as certified by the Secretary of the applicable Guarantor on the date hereof as being complete, accurate and in effect, and the Certificate of Limited Partnership of the one Guarantor which is a Texas limited partnership, as certified by the Secretary of State of Texas as of a recent date, and as certified by the General Partner of that Guarantor on the date hereof as being complete, accurate and in effect.

  11.
  The bylaws of each of the Guarantors which is a corporation, in each case as certified by the Secretary of the applicable Guarantor on the date hereof as being complete, accurate and in effect, and the Agreement of Limited Partnership of the one Guarantor which is a limited partnership, as certified by the General Partner of that Guarantor on the date hereof as being complete, accurate and in effect.

  12.
  Resolutions of the Board of Directors of each of the Guarantors which is a corporation, in each case as certified by the Secretary of the applicable Guarantor on the date hereof as being complete, accurate and in effect, and resolutions of the General Partner of the one Guarantor which is a limited partnership, as certified by the General Partner of that Guarantor on the date hereof as being complete, accurate and in effect, in each case relating to, among other things, the Indenture, the applicable Guarantor's Guarantee, and arrangements in connection therewith.

  13.
  Legal opinions of the several law firms listed below, relating to the matters covered thereby.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing. In rendering this opinion letter, we are relying, with your approval to the extent that the laws of each of the following states are relevant (without any independent verification or investigation), upon an opinion letter of the law firm named for each such state, special counsel to each of the Guarantors which is incorporated or organized (as the case may be) in such state, addressed to the Company and to us and of even date herewith, with respect to the matters addressed therein: (i) Alabama (Bradley Arant Rose & White LLP); (ii) Tennessee (Bass, Berry & Sims PLC); (iii) Texas (Gardere Wynne Sewell LLP); (iv) Oregon (Davis Wright Tremaine, LLP); (v) Alaska (Davis Wright Tremaine, LLP).

        This opinion letter is based as to matters of law solely on applicable provisions of (i) the Delaware General Corporation Law, as amended (which includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws); (ii) the law of the State of Alabama (but not including any local laws, ordinances or rules of any municipality, county, or political subdivision of the State of Alabama); (iii) the corporate laws of the State of Tennessee; (iv) the laws, rules and regulations of the laws of the State of Texas (but not including any laws or regulations of any county, city, or other political subdivision of the State of

Texas); (v) the laws of the State of Oregon (but not including any laws, regulations, or ordinances of any county, municipality, or other local government agency); (vi) the laws of the State of Alaska (but not including any laws, regulations, or ordinances of any county, municipality, or other local government agency); (vii) the General Corporation Law of the State of California; and (viii) the contract laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

        (a) (i) Following the effectiveness of the Registration Statement and receipt by the Company of the Senior Subordinated Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        (b) (i) Following the effectiveness of the Registration Statement and receipt by the Company of the Senior Subordinated Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, and due execution, authentication, issuance and delivery of the Guarantees to be endorsed on the Exchange Notes as provided in the Indenture, the Guarantees will constitute valid and binding obligations of each of the Guarantors, enforceable against the Guarantors in accordance with their terms.

        To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        The opinions expressed in paragraphs (a) and (b) above relating to the enforceability of the Exchange Notes and the Guarantees may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether enforcement is considered in a proceeding in equity or at law). Such opinions shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown, and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in the paragraph above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P. HOGAN & HARTSON L.L.P.

SCHEDULE I

Name of Guarantor	State of Incorporation or Organization
Regal Cinemas, Inc.	Tennessee
R.C. Cobb, Inc.	Alabama
Cobb Finance Corp.	Alabama
Regal Investment Company.	Delaware
Act III Cinemas, Inc.	Delaware
Act III, Theatres, Inc.	Delaware
A 3 Theatres of Texas, Inc.	Delaware
A 3 Theatres of San Antonio, Ltd.	Texas
General American Theatres, Inc.	Oregon
Broadway Cinema, Inc.	Oregon
TEMT Alaska, Inc.	Alaska
J.R. Cinemas, Inc.	Oregon
Eastgate Theatre, Inc.	Oregon
Regal Cinemas Holdings, Inc.	Delaware
Regal Cinemas Group, Inc.	Delaware
Act III Inner Loop Theatres, Inc.	Delaware
Edwards Theatres, Inc.	Delaware
Florence Theatre Corporation	California
Morgan Edwards Theatre Corporation	California
United Cinema Corporation	California

QuickLinks

[Hogan & Hartson L.L.P. Letterhead]
  Exhibit 5.1